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                                                                      EXHIBIT 12
                U.S. HOME CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
               AND FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997
                             (Dollars in thousands)




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                                                                                                                   6 MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,                      JUNE 30,
-----------------------------------------------------------------------------------------------------------------------------------
                                                          1992       1993        1994       1995       1996       1996       1997
                                                        --------   --------    --------   --------   --------   --------   --------
COMPUTATION OF HISTORICAL RATIOS:

EARNINGS--
 NET INCOME (LOSS) FROM CONTINUING OPERATIONS           $ 29,349   $ 78,606    $ 32,829   $ 36,920   $ 44,188   $ 19,369   $ 21,176
 ADD:
  PROVISION (BENEFIT) FOR INCOME TAXES OF U.S.
    HOME CORPORATION                                          --    (33,966)     19,697     22,152     11,713     11,133     12,437
 FIXED CHARGES OF U.S. HOME CORPORATION:
   INTEREST EXPENSE, NET                                   2,483      1,453         537        692      1,507        825        663
   PREVIOUSLY CAPITALIZED INTEREST CHARGED
        TO COST OF SALES                                  23,338     22,342      28,871     27,555     30,786     14,056     16,782
   PORTION OF RENT EXPENSE REPRESENTATIVE OF THE
        INTEREST FACTOR                                    1,381      1,562       1,820      1,833      1,941      1,007        949
 FIXED CHARGES OF JOINT VENTURES (PRINCIPALLY
        INTEREST)                                            355         97         183        238      1,129         74         80
                                                        --------   --------    --------   --------   --------    --------   -------
EARNINGS AS ADJUSTED                                    $ 56,906   $ 70,094    $ 83,937   $ 89,390   $ 91,264   $ 46,464   $ 52,087
                                                        ========   ========    ========   ========   ========    ========   =======

 FIXED CHARGES, AS ADJUSTED, OF U.S. HOME CORPORATION:
  TOTAL INTEREST PAID OR ACCRUED                        $ 15,693   $ 23,373    $ 31,357   $ 32,687   $ 34,991     17,152     18,218
  PORTION OF RENT EXPENSE AS ABOVE                         1,381      1,562       1,820      1,833      1,941      1,007        949
 FIXED CHARGES OF JOINT VENTURES                             376        239         227        269        472        202        260
                                                        --------   --------    --------   --------   --------   --------   --------
                                                        $ 17,450   $ 25,174    $ 33,404   $ 34,789   $ 37,404   $ 18,361   $ 19,427
                                                        ========   ========    ========   ========   ========   ========   ========


RATIO OF EARNINGS TO FIXED CHARGES                          3.26       2.78        2.51       2.57       2.44       2.53       2.68
                                                        ========   ========    ========   ========   ========   ========   ========

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